Exhibit 99.1

June 28, 2024

Western Uranium & Vanadium Corp. Announces Results of Annual General and Special Meeting

Toronto, Ontario and Nucla, Colorado- Western Uranium & Vanadium Corp. (CSE: WUC) (OTCQX: WSTRF) (“Western” or the “Company”) is pleased to announce the results of the Company’s Annual General and Special Meeting of shareholders (the “Meeting”) held in Montrose, Colorado on June 27, 2024.

Proxy votes were cast for common shares representing approximately 49.0% of the issued and outstanding common shares of the Company as at the record date for the Meeting. Each of the matters put forward before shareholders for consideration and approval at the Meeting, as described in the Company’s management information circular dated May 21, 2024, was duly approved by the requisite number of votes.

Changes to Board Size

At the Meeting, the increase in the size of the board from three (3) to four (4) directors and authorization of the board of the Corporation to determine the number of directors from time to time was approved.

Election of Directors

At the Meeting, the shareholders elected all of the directors proposed by management of the Company, namely, George Glasier, Bryan Murphy, Andrew Wilder and Michael Skutezky.

Appointment of Auditor

The shareholders re-appointed MNP LLP as auditor of the Company for the ensuing year and authorized the board of the Company to fix the remuneration of the auditors.

Re-appointments

Subsequent to the Meeting, the following management re-appointments were confirmed for the ensuing year: George Glasier, President and Chief Executive Officer; Robert Klein, Chief Financial Officer; Michael Rutter, Chief Operating Officer; and Denis Frawley, Corporate Secretary.

The newly-elected Board re-appointed Bryan Murphy as Chairman of the Board and re-appointed Andrew Wilder as Chairman of the Audit Committee. Additionally, the expanded board size has allowed for newly-elected director Michael Skutezky to be added to the Audit Committee to replace George Glasier. Following best practice, this committee is now comprised of three independent directors.

About Western Uranium & Vanadium Corp.

Western Uranium & Vanadium Corp. is ramping-up high-grade uranium and vanadium production at its Sunday Mine Complex. In addition to the flagship property located in the prolific Uravan Mineral Belt, the production pipeline also includes conventional projects in Colorado and Utah. The Maverick Minerals Processing Plant is being licensed in Utah and will include the kinetic separation process.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

George Glasier	Robert Klein
President and CEO	Chief Financial Officer
970-864-2125	908-872-7686
gglasier@western-uranium.com	rklein@western-uranium.com